EXHIBIT 21.1

ELECTROGLAS, INC.

LIST OF SUBSIDIARIES OF REGISTRANT

Electroglas International, Inc. (Delaware)

EGsoft, Inc. (Delaware)

EGsoft Holdings Corporation (Delaware)

Electroglas Foreign Sales Corporation (Barbados)

Electroglas GmbH (Germany)

Electroglas Private Limited (Singapore)